Exhibit 99.1

FBR & CO.

November 4, 2016

9:00 a.m. EDT

TRANSCRIPT Q3 2016

Operator

Good day, ladies and gentlemen, and welcome to the FBR & Company third quarter 2016 earnings conference call.

(Operator Instructions)

As a reminder, this call may be recorded. I would now like to introduce your host for today’s conference, Linda Eddy, Senior Vice President. Please go ahead.

Linda Eddy – FBR & Co. – SVP, Investor Relations

Thank you and good morning. This is Linda Eddy, Senior Vice President of Investor Relations for FBR. Before we begin this morning’s call, I would like remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rate and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and general, economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR’s annual report on Form 10-K, quarterly reports on Form 10-Q and in current reports on Form 8-K.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix – FBR & Co. – Chairman and CEO

Thanks, Linda, and thank you to everyone for dialing in this morning.

During the quarter ended September 30, we experienced a continuation of the very weak environment for new issue capital, especially with respect to small cap IPOs. And while the IPO market in Q3 was marginally better than it was in the first half of the year, through the end of September, we have seen the worst period for this important market that we’ve seen in 20 years. It does appear currently, however, that the modest Q3 improvement is continuing into the fourth quarter and our near-term pipeline reflects some of that improvement.

Earlier this morning, we reported a pre-tax operating loss of $11.6 million for the third quarter, on net revenues of $19.3 million. The operating loss includes two items of a non-recurring nature; first, we recognized an impairment charge of $1.3 million against goodwill associated with our equity capital markets business. We undertake an assessment of our recorded goodwill during the third quarter of each year, and in this case, determined that an impairment charge was appropriate given the operating losses experienced in this part of our business, and the fact that our market capitalization has been less than recorded book value for a reasonably extended period of time.

The specific goodwill in this case is related to our purchase of MLV in 2015. It is important to note that revenue from that purchase is in line with our expectations, but because it is part of our overall investment banking business, and that unit is experiencing losses, the write-off is triggered. Also, our compensation expense during the quarter included $630,000 in severance costs, associated with certain expense reduction actions, which I’ll expand on later in my comments.

Adjusting for those two items, the pre-tax operating loss was approximately $9.7 million, which compares to $9.2 million in the second quarter of this year on slightly higher revenue of $20.9 million.

The most significant one-time item in our reported net loss is the tax provision of $45.7 million, which reflects the establishment of a full reserve against our deferred tax assets. I want to emphasize that this is a non-cash charge and will have no bearing on our ability to shelter income in the future by using the NOL carry forwards that comprise a large portion of the recorded tax assets. However, this reserve was determined to be necessary based on recent results and the relative difficulty in predicting future profits for our industry in general, and FBR specifically.

Investment banking revenue was $9.2 million this quarter, up modestly from $8.6 million in the second quarter of the year, but down from $14.8 million in third quarter of 2015. In total, we completed 13 transactions, representing $1.6 billion in transaction value, including one book run IPO for approximately $250 million.

Institutional brokerage revenue was $10.4 million in the third quarter compared to $13.2 million in the third quarter of 2015 and $11.6 million in the second quarter of 2016. Cash equity volumes continue to be under pressure industry-wide with continuing net outflows from active, domestic equity managers.

Our securities lending business is performing well, generating $2.3 million of net revenue during the third quarter and $6.6 million through the first nine months of 2016. This compares to $2.0 million in the same quarter last year, and $5.4 million for the nine months ended September 2015. Balances in this matched book have remained consistently between $800 and $900 million.

One item of note is that as we work through a depressed ECM and IPO environment, approximately 30% of the Company’s revenue year-to-date is related to new initiatives or business additions undertaken in the last three years. We are continuing to focus on growing those revenues going forward.

From an expense perspective, we’ve continued to actively manage that which is most controllable. Non-comp fixed expenses were $9.2 million in the third quarter, adjusting for the non-recurring goodwill impairment. This compares to $10.4 million in the last quarter and $10.6 million in the third quarter of last year. As I touched on briefly at the beginning, we took certain actions during the quarter to further reduce our overall expenses going forward. While some of those actions involved reductions in headcount, we’ve also reduced costs in non-compensation areas such as occupancy and communications. In total, we currently estimate non-compensation fixed expenses for 2017 to be approximately $36 million, down from $44 million in 2014 and from about $40 million this year. Headcount is currently at its lowest level since mid-2012.

Our buyback activity slowed considerably in Q3, in line with our guidance last quarter, that future returns of capital would be funded primarily through cash earnings. As many of you are aware, we have executed an extensive buyback program over the last few years, returning approximately $240 million to shareholders through that program. Additionally, a year ago, our Board initiated a quarterly dividend of $0.20 per share, and again declared the dividend this quarter which is payable at the end of November.

At September 30, shareholders’ equity totaled $114 million, down from $173 million on June 30, predominantly due to the reserve against our deferred tax assets as discussed earlier. Tangible book value per share ended the quarter at $15.00. As we have executed the significant return of capital over the last several years, we’ve continually maintained high levels of liquidity; and as planned, over the last several quarters, we’ve internally generated cash in support of our capital objectives through the reduction of our investment portfolio. September 30 cash balances totaled $53.5 million, up modestly from $51.3 million on June 30, 2016. Redemption notices have been made on third-party managed funds that should increase cash balances by an additional $18 million between now and the end of the first quarter of next year.

Obviously, the last several quarters have been a difficult time for our business. But as we navigate the environment and work to position FBR for the future, we’re encouraged on a number of fronts. First, and most importantly, we have a tremendously talented team in place with deep experience in originating and executing unique, value-added equity raises for small cap issuers across industry sectors. Further, most of that team has been through extended slowdowns in the past and understands and recognizes our ability to rebound sharply as the environment improves.

Second, our reliance on banking revenue is an underlying strength of the firm in an environment that includes secular declines in the trading business. It is difficult to transition a brokerage firm to a revenue mix dominated by high-margin, lead-managed underwriting business. We have always had a majority of our revenue generated from these activities rather than trading, or small co-managed fees. While we exhibit more revenue volatility as a result, our margins and returns in stronger markets are hard to duplicate, and our overall revenue mix is more in line with the aspirations and goals of many mid-size firms.

Third, we continue to possess a solid balance sheet with high levels of liquidity. Even after returning significant excess capital to shareholders, we have great flexibility within our capital structure to pursue opportunities and support new initiatives within our business.

Leveraging those and other strengths of the firm to create shareholder value is what our team is focused on today. That starts with our talented team members staying in front of clients and building relationships that lead to capital-raising success. And it includes working to anticipate where the market and our clients are headed in their pursuit of performance for their investors. Additionally, we are constantly evaluating ways to improve our revenue mix without giving up the high margin, banking-centric model that is so difficult to create.

We have talked in the past about our efforts to add more advisory revenue to our platform and that work continues today. We will continue to focus on expense opportunities, but are cognizant that value creation will come from revenue growth and stability, much more than cost cuts. Having said that, our team has shown itself to be adept at reducing costs and finding ways to be more efficient and that work will not stop in any environment.

Thank you for joining us on the call today. Operator, we’ll now take questions.

Operator

(Operator Instructions)

Alex Paris – Barrington Research Associates, Inc. – Analyst

Good morning, guys. Well, that was a tough quarter, not just for you, but for everyone I follow in the group. I hear you on that. Now, I want to focus on the future because you sound like you have some elements of optimism in your voice, as do I. You said you noticed some improvement in trends, it might be modest in the third quarter and they’ve continued into the fourth quarter. Could you give us a little bit more color there on what you’re seeing either on the investment brokerage side, or the capital raising side or the advisory side?

Rick Hendrix

Good morning, Alex. On the trading side first, October actually was not a great month trading-wise, across the industry. There is, sort of, recognition of some modest improvement. It is really more about the banking pipeline, although I will say, that while it’s early in November, the increased volatility here over the last week or so, has led to better trading results, but those are such short timeframes, I don’t want to project that as a trend, but certainly better activity than we saw for most of October.

In terms of banking, we are seeing better near-term pipeline opportunities, we priced an overnight — this morning, and have an IPO on the road right now and feel good about the environment in terms of our ability to potentially get a 144A, or maybe even a couple, done still this quarter. So that’s different than what the early parts of any of the last few quarters have felt like. But I don’t want to overstate the momentum. It is modest improvement, we are seeing some of it in our own business, but like everybody and like the whole industry, we need to execute from here through the end of the year.

Alex Paris

Right, so seasonally, one would expect a pickup in investment banking activity, trading that sort of thing from summer moving into fall. This year though, of course, we have an election to deal with. What are you hearing about the pipeline post-election? Is there optimism there from your bankers, or after the holidays, or what are you thinking about 2017 in terms of pipeline?

Rick Hendrix

In terms of the balance of this year, we think that there should be opportunities between now and the end of the year to get some meaningful ECM work done. As to next week, I don’t think any of us know obviously what that’s going to look like. I think we could have volatility, no matter what happens. But I think most investors we’re talking to, and definitely most issuers we’re talking to, are looking past that and making their plans around their own businesses and around their own funds and so forth. So, we’re not looking for a disruptive event in any case,

Post-Thanksgiving, I do think there’s going to be a window and we have work in place, setting up to take advantage of that. And into 2017, I think we are watching energy prices closely because those seem to be driving a lot of the developing pipeline activity not just here, but across the industry. You’ve seen a couple of services, IPOs price here over the last couple of weeks, one last night in fact. And so, we’re more focused there than we are on the election frankly, and I know all those things are related, but if energy prices hang in, we’re optimistic about the start of 2017.

Alex Paris

Good. Well, all the luck to you to finish the year strong.

Rick Hendrix

Thanks, Alex.

Operator

(Operator Instructions)

Rick Hendrix

Operator, if there are no further questions, I want to thank you for hosting. I thank everybody for joining us and we look forward to talking to you early in the New Year.

Operator

Thank you ladies and gentlemen for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone have a great day.